UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                     SEC FILE NUMBER: 000-30101
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                                                     CUSIP NUMBER: 918220 10 4



(CHECK ONE): [] Form 10-K [] Form 20-K [] Form 11-K [X] Form 10-Q [] Form N-SAR

                        For Period Ended: MARCH 31, 2005

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                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended: _______________________


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READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

V-GPO, INC.
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Former Name if Applicable

EPICURE INVESTMENTS, INC.

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Address of Principal Executive Office (Street and Number)

2150 WHITFIELD INDUSTRIAL WAY
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City, State and Zip Code

SARASOTA, FLORIDA 34243
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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to scheduling and personnel constraints, the Report could not be timely filed. The Report is expected to be filed on or before the fifth calendar day after the prescribed due date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Norman R. Dobiesz, Chairman & CEO       941                  727-1552
    (Name)                                (Area Code)        (Telephone Number)
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(2)  Have all other periodic reports required under  Section
     13 or 159(d) of the Securities  Exchange Act of 1934 or
     Section  30  of the  Investment  Company  Act  of  1940
     during  the  preceding 12  months or for  such  shorter
     period that the  registrant was  required  to file such
     report(s)  been  filed?   If  answer  is  no,  identify
     report(s).                                                  [x] Yes [ ] No
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(3)  Is  it  anticipated  that  any  significant  change  in results  of operations  from  the corresponding  period
     for the  last fiscal  year  will  be reflected  by  the
     earnings  statements  to be  included  in  the  subject
     report or portion thereof?                                  [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, change, both narratively and quantitatively, and, if appropriate, state reasons why a reasonable estimate of the results cannot be made.

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                                   V-GPO, INC.

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  MAY 13, 2005                      By /s/ NORMAN R. DOBIESZ
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                                            Norman R. Dobiesz, Chairman and CEO


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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